January 26, 2023

Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

1 Iron Street

Boston, Massachusetts 02210

RE:	State Street Institutional Investment Trust Fee Waiver and/or Expense Reimbursement Arrangements—State Street Diversified Income Fund

Dear Mr. Rosenberg:

Section I. Total Annual Fund Operating Expense Arrangements

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” and collectively, the “Funds”) of the State Street Institutional Investment Trust (the “Trust”), agrees until the date listed in the “Expiration Date” column below (the “Expiration Date”):

(a)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees and distribution, shareholder servicing and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis with respect to the following Fund:

Fund Name	Expense Limitation	Expiration Date
State Street Diversified Income Fund	0.08%	January 31, 2024

Section II. Other Arrangements

(a)

SSGA FM agrees to waive up to the portion of the management fee and/or expenses attributable to acquired fund fees and expenses (“AFFEs”), excluding AFFEs derived from the Fund’s holdings in acquired funds for cash management purposes. This fee waiver and/or expense reimbursement may only be terminated with approval of the Funds’ Board of Trustees.

If the arrangements in Section I and Section II of this memorandum are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Ellen M. Needham
Director and President

Accepted and Agreed:
STATE STREET INSTITUTIONAL INVESTMENT TRUST, ON BEHALF OF THE FUNDS NAMED ABOVE

By:	/s/ Bruce Rosenberg
Bruce Rosenberg
Treasurer